Exhibit 10.9

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made effective as of November 12, 2004 (“Effective Date”), by and between CryoCor, Inc. (“CryoCor”) and David Lentz (“Lentz”).

The parties agree as follows:

1. Employment. CryoCor has employed Lentz since February 6, 2002. Lentz has requested that CryoCor provide him with benefits in addition to those provided in his prior agreement with CryoCor, and Lentz hereby accepts continued employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Lentz shall be employed as Senior Vice President of Research and Development and Chief Technical Officer, reporting to the Chief Executive Officer (“CEO”), and shall have such duties and responsibilities consistent with such position as may be reasonably assigned from time to time. Currently, Lentz’s duties include serving as the senior technical advisor on all innovation and core product technology initiatives; managing the Integrated Product Development Process through release to the customer; supporting product integration from Research and Development into Operations, Manufacturing, Quality, Regulatory Affairs and Service functions; assisting the CEO in the aggressive and successful growth of the company.

2.2 Best Efforts/Full-time. Lentz shall perform faithfully and diligently all duties assigned to him. Lentz will expend his best efforts on behalf of CryoCor, and will abide by all policies and decisions made by CryoCor, as well as all applicable federal, state and local laws, regulations or ordinances. Lentz will act in the best interest of CryoCor at all times. Lentz shall devote his full business time and efforts to the performance of his assigned duties for CryoCor, unless Lentz notifies CryoCor in advance of his intent to engage in other paid work and receives CryoCor’s express written consent to do so.

2.3 Covenant Not To Compete. Except with prior written consent of CryoCor’s Board of Directors, Lentz will not, during the term of this Agreement, in any period during which Lentz is receiving compensation or any other consideration from CryoCor, including, but not limited to, severance pay or benefits pursuant to Section 7 herein, engage in competition with CryoCor, either directly or indirectly, in any manner or capacity, as advisor, principal, agent, affiliate, promoter, partner, officer, director, employee, stock holder, owner, co-owner, consultant, or any member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of CryoCor.

2.4 Work Location. Lentz’ principal place of work shall be located in San Diego, California, or such other location as the parties may agree upon from time to time.

3. Term. The term of this Agreement shall begin on the Effective Date and shall continue until it is terminated pursuant to Section 7 herein (“Term”).

4. Compensation.

4.1 Base Salary. As compensation for Lentz’ performance of his duties hereunder, CryoCor shall pay to Lentz a Base Salary of Two Hundred Thousand Dollars ($200,000) per year, payable in accordance with CryoCor’s normal payroll practices, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

4.2 Performance and Salary Review. CryoCor will periodically review Lentz’s performance. Adjustments to salary or other compensation, if any, will be made by CryoCor in its sole and absolute discretion.

4.3 Employment Taxes. All of Lentz’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by CryoCor.

5. Customary Fringe Benefits. Lentz will be eligible for all customary and usual fringe benefits generally available to senior executives of CryoCor, subject to the terms and conditions of CryoCor’s benefit plan documents. CryoCor reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Lentz.

6. Business Expenses. Lentz will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of CryoCor. To obtain reimbursement, expenses must be submitted promptly, with appropriate supporting documentation, in accordance with CryoCor’s policies.

7. Termination.

7.1 At-Will Employment. Either Lentz or CryoCor shall have the right to terminate the employment relationship at any time, with or without cause or advance notice, subject to the provisions set forth in Section 7 herein. It is expressly understood that the employment relationship is at-will. Any change to this at-will employment relationship must be by a specific, written agreement signed by Lentz and the President and CEO of CryoCor.

7.2 Termination for Cause by CryoCor. Notwithstanding Section 7.1 above, CryoCor may terminate Lentz’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as a reasonable, good faith determination of CryoCor’s Board of Directors (the “Board”) of any of the following: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Lentz; (b) Lentz’s material breach of this Agreement or CryoCor’s Employee Innovations and Proprietary Rights Agreement; (c) Lentz’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) Lentz’s willful or habitual neglect of duties; (e) Lentz’s failure to perform the essential functions of his position, with or without reasonable accommodation, due to a mental or physical disability; (f) sustained unsatisfactory performance; or (g) Lentz’s death. In the event Lentz’s employment is terminated in accordance with this subsection 7.2, Lentz shall be entitled to receive only unpaid Base Salary at the rate then in effect, prorated to the date of termination, and CryoCor shall have no further or other obligations to Lentz pursuant to this Agreement.

7.3 Termination Without Cause by CryoCor/Severance. CryoCor may terminate Lentz’s employment under this Agreement without Cause at any time, with or without advance notice. In the event of such termination, Lentz will receive his Base Salary then in effect, prorated to the date of termination, and continuation of his Base Salary for a period of six (6) months from the date of termination, payable in accordance with CryoCor’s regular payroll cycle; vesting of an additional six (6) months of Lentz’s stock options from date of termination; and should he timely elect COBRA insurance continuation coverage, reimbursement at a rate equal to the amount contributed by CryoCor for his insurance coverage premium effective as of the date of termination for six (6) months following termination, provided that Lentz: (a) complies with all surviving provisions of this Agreement as specified in subsection 13.8 below; and (b) executes a full general release in a form acceptable to CryoCor, releasing all claims, known or unknown, that Lentz may have against CryoCor arising out of or any way related to Lentz’ employment or termination of employment with CryoCor.

8. No Conflict of Interest. During the term of Lentz’s employment with CryoCor and during any period Lentz is receiving payments from CryoCor, Lentz must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with CryoCor. Such work shall include, but is not limited to, directly or indirectly competing with CryoCor in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which CryoCor is now engaged or in which CryoCor becomes engaged during the term of Lentz’s employment with CryoCor, as may be determined by CryoCor in its sole discretion. If CryoCor believes such a conflict exists during the term of this Agreement, CryoCor may ask Lentz to choose to discontinue the other work or resign employment with CryoCor. If CryoCor believes such a conflict exists during any period in which Lentz is receiving payments pursuant to this Agreement, CryoCor may ask Lentz to choose to discontinue the other work or forfeit the remaining severance payments. In addition, Lentz agrees not to refer any client or potential client of CryoCor to competitors of CryoCor, without obtaining CryoCor’s prior written consent, during the term of Lentz’s employment and during any period in which Lentz is receiving payments from CryoCor pursuant to this Agreement.

9. Confidentiality and Proprietary Rights. As a condition of employment, Lentz has read, signed and agrees to abide by CryoCor’s Employee Innovations and Proprietary Rights Assignment Agreement.

10. Non-Solicitation.

10.1 Nonsolicitation of Customers or Prospects. Lentz acknowledges that information about CryoCor’s customers is confidential and constitutes trade secrets. Accordingly, Lentz agrees that during the Term of this Agreement and for a period of one (1) year after the termination of this Agreement, Lentz will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage CryoCor’s relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from CryoCor.

10.2 Nonsolicitation of CryoCor’s Employees. Lentz agrees that during the Term of this Agreement and for a period of one (1) year after the termination of this Agreement, Lentz will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage CryoCor’s business by soliciting, encouraging or attempting to hire any of CryoCor’s employees or causing others to solicit or encourage any of CryoCor’s employees to discontinue their employment with CryoCor.

11. Injunctive Relief. Lentz acknowledges that Lentz’s breach of the covenants contained in sections 8-10 (collectively “Covenants”) would cause irreparable injury to CryoCor and agrees that in the event of any such breach, CryoCor shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

12. Agreement to Arbitrate. To the fullest extent permitted by law, Lentz and CryoCor agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between CryoCor and Lentz and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for workers’ compensation and unemployment insurance benefits are excluded. For the purpose of this agreement to arbitrate, references to “CryoCor” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Lentz’ claims arise out of or relate to their actions on behalf of CryoCor. Lentz and CryoCor each waives the right to trial by jury with respect to any such claims.

12.1 Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

12.2 Arbitration Procedure. The arbitration will be conducted in San Diego, California by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the Judicial Arbitration and Mediation Service (“JAMS”). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law. The arbitrator shall have the authority to order such discovery as may be required, consistent with the nature of the proceeding. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.

12.3 Costs of Arbitration. The costs of arbitration shall be borne equally by the parties to this Agreement.

13. General Provisions.

13.1 Successors and Assigns. The rights and obligations of CryoCor under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of CryoCor. Lentz shall not be entitled to assign any of Lentz’s rights or obligations under this Agreement.

13.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statute at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

13.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by CryoCor, but Lentz has participated in the negotiation of its terms and this Agreement has been created at his behest. Furthermore, Lentz acknowledges that Lentz has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in San Diego, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

13.7 Survival. Sections 7 (Termination of Lentz’ Employment), 8 (“No Conflict of Interest”), 9 (“Confidentiality and Proprietary Rights”), 10 (“Nonsolicitation”), 11 (“Injunctive Relief”), 12 (“Agreement to Arbitrate”), 13 (“General Provisions”) and 14 (“Entire Agreement”) of this Agreement shall survive Lentz’s employment by CryoCor.

14. Entire Agreement. This Agreement, including the CryoCor Employee Innovations and Proprietary Rights Assignment Agreement incorporated herein by reference and CryoCor, Inc.’s 2000 Stock Option Plan and related option documents in place at the time of this signing, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral including the employment offer letter dated February 5, 2002. This Agreement may be amended or modified only with the written consent of Lentz and the President/CEO of CryoCor. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

DAVID LENTZ

Dated: December 9, 2004	/s/ David Lentz
1453 Caminito Batea
La Jolla, CA 92037

CRYOCOR, INC.

Dated: December 9, 2004	By:	/s/ Gregory M. Ayers
Gregory M. Ayers, MD, PhD
President/CEO
CryoCor, Inc.
9717 Pacific Heights Blvd.
San Diego, CA 92121